Exhibit 10.20
Execution Copy

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT
This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of May 15, 2017, by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and PULMONX CORPORATION, a Delaware corporation with offices located at 700 Chesapeake Drive, Redwood City, CA 94063 (“Borrower”).
RECITALS
A.     Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of August 28, 2014 (as amended from time to time, the “Loan Agreement”).
B.    Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Collateral Agent and Lenders make certain revisions to the Loan Agreement as more fully set forth herein.
D.    Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.    Amendments to Loan Agreement.
2.1    Section 2.2 (Term Loans). Section 2.2(b) of the Loan Agreement is amended and restated as follows:
(b)    Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to fourteen (14) months. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

1.

2.2    Section 2.5 (Fees). A new clause (f) is added to Section 2.5 of the Loan Agreement as follows:
(f)    First Amendment Fee. The First Amendment Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares.
2.3    Section 4.2 (Authorization to File Financing Statements). Section 4.2 of the Loan Agreement is amended and restated as follows:
4.2    Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor’s” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all as reasonably determined by Collateral Agent.
2.4    Section 5.2 (Collateral). Section 5.2(d) of the Loan Agreement is amended and restated as follows:
(d)    Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. (i) Each of Borrower’s and the Guarantors’ material Patents is valid and enforceable and no part of Borrower’s or the Guarantors’ material Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or the Guarantors violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificates, neither Borrower nor any of the Guarantors is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Guarantor is the licensee that (i) prohibits or otherwise restricts Borrower or the Guarantors from granting a security interest in Borrower’s or such Guarantor’s interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any material license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than over-the-counter software that is commercially available to the public).
2.5    Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(a)(viii) of the Loan Agreement is amended and restated as follows:
(viii)    (A) prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property and (B) no later than thirty (30) days after the last day of each quarter, notice of (i) any material change in the composition of the Intellectual Property, (ii) any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, obtained by Borrower and the Guarantors, and (iii) applications for any patent or the registration of any trademark or servicemark made by Borrower or any Guarantor;
2.6    Section 6.7 (Protection of Intellectual Property Rights). Section 6.7 is amended and restated as follows:

2.

6.7    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent. Borrower and the Guarantors shall promptly execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in each of Borrower’s and the Guarantor’s Intellectual Property.
2.7    Section 13 (Definitions). The following defined terms and their respective definitions are amended and restated in or added to Section 13.1 of the Loan Agreement as follows:
“Amortization Date” is July 1, 2018.
“Boston Scientific” means Boston Scientific Corporation, a Delaware corporation.
“Boston Scientific Loan Documents” means that certain second lien loan agreement between Boston Scientific and Borrower, dated as of May 15, 2017, together with all other documents, instruments and other agreements entered into in connection therewith (in each case as amended, restated, supplemented or otherwise modified from time to time).
“Boston Scientific Subordination Agreement” means that certain Subordination Agreement by and between Boston Scientific and Oxford, in its capacity as Collateral Agent for the Lenders, dated as of May 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time).
“First Amendment Effective Date” means May 15, 2017.
“First Amendment Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date of a Term Loan, or (b) the acceleration of a Term Loan, or (c) the prepayment of Term Loans pursuant to Section 2.2(c) or (d), equal to One Hundred Five Thousand Dollars ($105,000.00).
“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of the First Amendment Effective Date, as such may be amended from time to time.
“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the Swiss Share Pledge Documents, the Post Closing Letter, the Success Fee Agreement, the IP Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified from time to time.
2.8    Section 13 (Definitions). A new clause (l) is added to the definition of “Permitted Liens” in Section 13.1 of the Loan Agreement as follows:

3.

(l)    Liens securing Indebtedness pursuant to the Boston Scientific Loan Documents, so long as such Liens are subject at all times to the terms of the Boston Scientific Subordination Agreement.
2.9    Exhibit A to the Loan Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.
2.10    Exhibit A to UCC Financing Statement to the Loan Agreement is deleted in its entirety and replaced with Exhibit A to UCC Financing Statement attached hereto.
3.    Limitation of Amendment.
3.1    The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.
3.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.    Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:
4.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3    The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4    The execution and delivery by Borrower of this Amendment and the performance by
Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may

4.

be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
6.     Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders, in form and substance satisfactory to Collateral Agent and each Lender, of such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation: (i) this Amendment, (ii) an intellectual property security agreement by Borrower, (iii) a Corporate Borrowing Certificate by Borrower dated as of the First Amendment Effective Date, (iv) the Boston Scientific Subordination Agreement, (v) copies of the fully executed Boston Scientific Loan Documents, and (vi) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.
[Balance of Page Intentionally Left Blank]

5.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

PULMONX CORPORATION

By:	/s/ Glendon E. French
Name:	Glendon E. French
Title:	President & CEO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ T.A. Lex
Name:	T.A. Lex
Title:	COO

[Signature Page to First Amendment to Loan and Security Agreement]

EXHIBIT A
Description of Collateral
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary; (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract; (iii) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; and (iv) any equipment or other personal property subject to a Lien described in clause (a) or (c) of the definition of Permitted Liens if the granting of a Lien in such equipment or other personal property is prohibited by or would constitute a default under any agreement or document governing such property (but, in the case of (ii) and (iv), (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral.”

DEBTOR:	PULMONX CORPORATION
SECURED PARTY:	OXFORD FINANCE LLC,
as Collateral Agent
EXHIBIT A TO UCC FINANCING STATEMENT
Description of Collateral
The Collateral consists of all of Debtor’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary; (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract; (iii) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; and (iv) any equipment or other personal property subject to a Lien described in clause (a) or (c) of the definition of Permitted Liens if the granting of a Lien in such equipment or other personal property is prohibited by or would constitute a default under any agreement or document governing such property (but, in the case of (ii) and (iv), (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral.”
Capitalized terms used but not defined herein have the meanings ascribed in the Uniform Commercial Code in effect in the State of California as in effect from time to time (the “Code”) or, if not defined in the Code, then in the Loan and Security Agreement by and between Debtor, Secured Party and the other Lenders party thereto (as modified, amended and/or restated from time to time).